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                                                                   Exhibit 23.2

                        Consent of Independent Auditors


We consent to the reference to our firm under the captions "Experts", "Summary Financial Data", and "Selected Historical Financial Data" and to the use of our report dated April 30, 2002, included in the Amendment No. 1 to Registration Statement (Form S-4) and related Prospectus of Earle M. Jorgensen Company for the registration of $250,000,000 of 9 3/4% Senior Secured Notes due 2012.



Our audits also included the financial statement schedule of Earle M. Jorgensen Company listed in Item 21(b). This schedule is the responsibility of the Company's management. Our responsibility is to express an opinion based on our audits. In our opinion, the financial statement schedule referred to above, when considered in relation to the basic financial statements taken as a whole, presents fairly in all material respects the information set forth therein.


                                          /s/ Ernst & Young LLP

Orange County, California

July 15, 2002